Exhibit 99.1

Hawthorn Bancshares Announces Increased Earnings

LEE’S SUMMIT, Mo. — August 3, 2009 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported consolidated financial results for the Company, including its main operating subsidiary, Hawthorn Bank, for the second quarter ended June 30.

Net income for the quarter increased $0.1 million over first quarter 2009 to $1.2 million. During the quarter, the company accrued for the FDIC’s recently announced special assessment of $0.6 million. After deducting dividends of $0.5 million on the preferred stock issued to the U.S. Treasury under the Capital Purchase Program, Hawthorn earned $0.17 per diluted share for the quarter, versus $0.14 per diluted share in the first quarter of 2009.

Average earning assets and net interest margin continued to increase over the prior quarter and as a result net interest income increased $0.5 million compared to first quarter 2009.

Noninterest income as a percent of total revenue remained steady at 21.9% for the quarter.

With a $1.4 million provision for loan losses for the quarter, the Company increased the allowance for loan losses to 1.36% of total loans compared with 1.26% at December 31, 2008. The recession has caused our provision rate to be larger than is customary for our Company.

Nonperforming assets remained steady at 2.94% of total assets when compared to March 31, 2009 and increased from 2.55% at December 31, 2008.

“Our second quarter results continue to demonstrate stable core operations and strong capital ratios,” said Chairman & CEO James E. Smith. “Our leverage and total risk-based capital ratios were 10.98% and 16.18%, respectively, far exceeding regulatory requirements.”

“We experienced substantial real estate refinancing activity during the quarter, which contributed $0.9 million to pre-tax income.”

Comparing June 30, 2009 balances with December 31, 2008, total assets remained stable at $1.3 billion. Loans, net of allowance for loan losses, remain unchanged at $996.4 million, while investment securities increased 1.7% to $161.0 million. Total deposits increased 3.0% to $984.1 million. During the same period, stockholders’ equity increased 0.2% to $106.6 million or 8.5% of total assets after paying common and preferred stock dividends totaling $2.4 million.

For the quarter, the annualized return on average common equity was 3.56% and the annualized return on average assets was 0.38% compared with 4.67% and 0.43%, respectively, for the same period in 2008.

[Tables follow]

FINANCIAL SUMMARY
(unaudited)

Balance sheet information:	June 30, 2009	December 31, 2008

Loans, net of allowance for loan losses	$996,383,747	$996,436,986
Debt and equity securities	161,041,986	158,276,179
Total assets	1,257,337,756	1,279,698,867
Deposits	984,143,655	955,296,389
Total stockholders’ equity	106,584,885	106,418,383
	Three Months	Three Months
Statement of income information:	Ended June 30, 2009	Ended June 30, 2008

Total interest income	16,060,745	$17,121,306
Total interest expense	6,043,342	7,605,152

Net interest income	10,017,403	9,516,154
Provision for loan losses	1,404,000	1,300,000
Noninterest income	2,807,490	2,321,771
Noninterest expense	9,661,477	8,625,882

Pre-tax income	1,759,416	1,912,043
Income taxes	555,128	594,583

Net income	1,204,288	1,317,460
Preferred dividend to U.S. Treasury	501,508	—

Net income available to common shareholders	702,780	1,317,460

Earnings Per Common Share:
Basic:	$0.17	$0.32
Diluted:	$0.17	$0.31
	Six Months	Six Months
Statement of income information:	Ended June 30, 2009	Ended June 30, 2008

Total interest income	32,094,995	$35,546,972
Total interest expense	12,547,135	16,486,418

Net interest income	19,547,860	19,060,554
Provision for loan losses	3,154,000	2,950,000
Noninterest income	5,572,258	4,689,952
Noninterest expense	18,656,209	17,270,530

Pre-tax income	3,309,909	3,529,976
Income taxes	1,048,990	1,125,641

Net income	2,260,919	2,404,335
Preferred dividend to U.S. Treasury	994,612	—

Net income available to common shareholders	1,266,307	2,404,335

Earnings Per Common Share:
Basic:	$0.31	$0.58
Diluted:	$0.31	$0.57

FINANCIAL SUMMARY (Continued)
(unaudited)

Key financial ratios:	June 30, 2009	March 31, 2009	December 31, 2008

Return (loss) on average assets (YTD)	0.36%	0.34%	(2.45)%
Return (loss) on average common equity (YTD)	3.22%	2.88%	(27.33)%
Allowance for loan losses to total loans	1.36%	1.31%	1.26%
Nonperforming loans to total loans	2.91%	2.93%	2.46%
Nonperforming assets to loans and foreclosed assets	3.64%	3.64%	3.21%
Allowance for loan losses to nonperforming loans	46.56%	44.75%	50.94%
Non-GAAPfinancial information:	June 30, 2009	March 31, 2009	December 31, 2008

Tangible common stockholders’ equity	$74,886,003 *	$74,831,493 *	$75,228,767 *
Tangible common stockholders’ equity per share	18.10	18.09	18.19
		December 31, 2008

Return on average assets		0.20%**
Return on average common equity		2.24%**

*	Excludes preferred stock and intangibles.

*	* Excludes loss from writeoff of Goodwill in the quarter ended December 31, 2008.

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Lee’s Summit, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in Lee’s Summit, Springfield, Branson, Independence, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California, Tipton and St. Robert.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.